Exhibit 99.1

Contact:	Mary Skafidas Investor and Public Relations (212) 521-2788

NEWS RELEASE

LOEWS CORPORATION REPORTS NET INCOME OF

$249 MILLION FOR THE SECOND QUARTER OF 2019

NEW YORK, August 5, 2019—Loews Corporation (NYSE: L) today reported net income of $249 million, or $0.82 per share, for the three months ended June 30, 2019, compared to $230 million, or $0.72 per share, in the prior year period. Net income for the six months ended June 30, 2019 was $643 million, or $2.09 per share, compared to $523 million, or $1.61 per share, in the prior year period.

Net income for the three months ended June 30, 2019 increased as compared with the prior year period due to higher earnings at CNA Financial Corporation and Boardwalk Pipelines partially offset by lower results at Diamond Offshore Drilling, Inc. and less parent company net investment income. Net income for the six months ended June 30, 2019 increased as compared to the prior year period due to higher earnings at CNA and Boardwalk Pipelines as well as higher parent company net investment income, partially offset by lower results at Diamond Offshore.

Book value per share increased to $64.49 at June 30, 2019 from $59.34 at December 31, 2018. Book value per share excluding accumulated other comprehensive income (AOCI) increased to $64.48 at June 30, 2019 from $62.16 at December 31, 2018.

CONSOLIDATED HIGHLIGHTS

	June 30,
	Three Months		Six Months
(In millions, except per share data)	2019	2018	2019	2018
Income before net investment gains (losses)	$248	$231	$621	$517
Net investment gains (losses)	1	(1)	22	6

Net income attributable to Loews Corporation	$249	$230	$643	$523

Net income per share	$0.82	$0.72	$2.09	$1.61

	June 30, 2019	December 31, 2018
Book value per share	$64.49	$59.34
Book value per share excluding AOCI	64.48	62.16

Three Months Ended June 30, 2019 Compared to 2018

CNA’s earnings increased primarily due to improved results in its Life & Group business and the absence of IT infrastructure transition costs incurred in 2018. Partially offsetting these increases was lower favorable net prior year reserve development in the Property & Casualty business. Results were also negatively affected by a loss of $15 million (after tax and noncontrolling interests) on the early redemption of debt in 2019.

Diamond Offshore’s results declined due to overall continuing challenging market conditions, higher contract drilling expense primarily due to incremental amortization of certain previously deferred contract-related costs as well as drilling rig downtime. These decreases were partially offset by a $7 million (after noncontrolling interests) income tax benefit in 2019 from a favorable adjustment related to an uncertain tax position recorded in 2017, a net gain of $5 million (after tax and noncontrolling interests) related to the disposition of assets in 2019 and a $12 million (after tax and noncontrolling interests) impairment charge in 2018.

Boardwalk Pipelines’ results were favorably impacted by higher firm transportation revenues from growth projects recently placed into service. Additionally, in 2019, proceeds received in conjunction with a contract cancellation due to a customer bankruptcy resulted in a $19 million (after tax) benefit to net income. Partially offsetting these favorable factors were contract restructurings and expirations. The increase in net income contribution is substantially the result of Loews owning 100% of the company as compared to 51% in the prior year period.

Loews Hotels & Co’s earnings decreased primarily due to charges of $7 million (after tax) related to pre-opening expenses incurred at hotels under development and the write-off of capitalized development costs related to a potential development site. Absent these charges, results benefited primarily from higher earnings from its joint venture properties at the Universal Orlando Resort.

Income generated by the parent company investment portfolio decreased primarily due to lower income from limited partnership investments as well as a lower level of invested assets.

Six Months Ended June 30, 2019 Compared to 2018

CNA’s earnings increased primarily due to higher net investment income driven by improved returns from limited partnership investments and higher net investment gains. In addition, earnings in 2019 increased due to a net retroactive reinsurance benefit under the 2010 loss portfolio transfer with National Indemnity as compared to a net retroactive reinsurance charge recorded in 2018. Partially offsetting these increases were lower underwriting income reflecting higher catastrophe losses and lower favorable prior year reserve development, as well as a loss on the early redemption of debt.

Diamond Offshore’s results declined primarily due to the reasons set forth in the three-month discussion above.

Boardwalk Pipelines’ results improved primarily due to the reasons set forth in the three-month discussion above.

Loews Hotels & Co’s earnings decreased primarily due to the reasons set forth in the three-month discussion above and a charge related to the disposition of a property in 2019.

Income generated by the parent company investment portfolio increased primarily due to improved performance from equity securities, partially offset by lower returns from limited partnership investments as well as a lower level of invested assets.

SHARE REPURCHASES

At June 30, 2019, there were 302.6 million shares of Loews common stock outstanding. For the three and six months ended June 30, 2019, the Company repurchased 3.0 million and 9.8 million shares of its common stock at an aggregate cost of $151 million and $474 million. From July 1, 2019 to August 2, 2019, the Company repurchased an additional 0.4 million shares of its common stock at an aggregate cost of $23 million. Depending on market conditions, the Company may from time to time purchase shares of its and its subsidiaries’ outstanding common stock in the open market or otherwise.

CONFERENCE CALLS

A conference call to discuss the second quarter results of Loews Corporation has been scheduled for today at 11:00 a.m. ET. A live webcast will be available at www.loews.com. Those interested in participating in the question and answer session should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 7991787. An online replay will also be available at www.loews.com following the call.

A conference call to discuss the second quarter results of CNA has been scheduled for today at 10:00 a.m. ET. A live webcast will be available via the Investor Relations section of www.cna.com. Those interested in participating in the question and answer session should dial (800) 289-0571, or for international callers, (720) 543-0206.

A conference call to discuss the second quarter results of Diamond Offshore has been scheduled for today at 9:00 a.m. ET. A live webcast will be available at www.diamondoffshore.com. Those interested in participating in the question and answer session should dial (844) 492-6043, or for international callers, (478) 219-0839. The conference ID number is 2482667.

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ABOUT LOEWS CORPORATION

Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality and packaging industries. Our subsidiaries are: CNA Financial Corporation (NYSE: CNA), Diamond Offshore Drilling, Inc. (NYSE: DO), Boardwalk Pipelines, Loews Hotels & Co and Consolidated Container Company. Investors are encouraged to view the subsidiary virtual investor presentations found in the ‘Events & Presentations’ section of ir.loews.com for an in-depth strategic review of Loews’s subsidiaries. For more information please visit www.loews.com.

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FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries

Selected Financial Information

	June 30,
	Three Months		Six Months
(In millions)	2019	2018	2019	2018
Revenues:
CNA Financial (a)	$2,630	$2,574	$5,325	$5,109
Diamond Offshore	224	271	460	570
Boardwalk Pipelines (b)	327	285	673	622
Loews Hotels & Co	186	201	366	384
Investment income and other (c)	256	259	556	486

Total	$3,623	$3,590	$7,380	$7,171

Income (Loss) Before Income Tax:
CNA Financial (a) (d) (e)	$343	$329	$761	$676
Diamond Offshore (f)	(142)	(79)	(219)	(104)
Boardwalk Pipelines (b)	72	39	178	134
Loews Hotels & Co	18	24	37	44
Corporate: (g)
Investment income net	33	42	117	56
Other	(49)	(48)	(91)	(94)

Total	$275	$307	$783	$712

Net Income (Loss) Attributable to Loews Corporation:
CNA Financial (a) (d) (e)	$249	$240	$554	$501
Diamond Offshore (f) (h)	(52)	(37)	(89)	(27)
Boardwalk Pipelines (b)	53	16	132	52
Loews Hotels & Co	12	17	25	30
Corporate: (g)
Investment income, net	26	34	93	45
Other	(39)	(40)	(72)	(78)

Net income attributable to Loews Corporation	$249	$230	$643	$523

(a)

Includes net investment gains of $2 million ($1 million after tax and noncontrolling interests) and net investment losses of $3 million ($1 million after tax and noncontrolling interests) for the three months ended June 30, 2019 and 2018. Includes net investment gains of $33 million ($22 million after tax and noncontrolling interests) and $6 million ($6 million after tax and noncontrolling interests) for the six months ended June 30, 2019 and 2018.

(b)	Includes settlement proceeds of $26 million ($19 million after tax) related to a customer bankruptcy for the three and six months ended June 30, 2019.
(c)	Includes parent company investment income and the financial results of Consolidated Container.
(d)

Includes a gain of $14 million and $15 million (each $10 million after tax and noncontrolling interests) for the three months ended June 30, 2019 and 2018 and a gain of $36 million ($26 million after tax and noncontrolling interests) and a loss of $25 million ($18 million after tax and noncontrolling interests) for the six months ended June 30, 2019 and 2018 related to the 2010 retroactive reinsurance agreement to cede CNA’s legacy asbestos and environmental pollution liabilities.

(e)	Includes a loss of $21 million ($15 million after tax and noncontrolling interests) on the early redemption of debt for the three and six months ended June 30, 2019.
(f)	Includes asset impairment charges of $27 million ($12 million after tax and noncontrolling interests) for the three and six months ended June 30, 2018.
(g)	The Corporate segment consists of investment income from the parent company’s cash and investments, interest expense, other unallocated expenses and the financial results of Consolidated Container.
(h)

For the three and six months ended June 30, 2019, includes a favorable adjustment of $14 million ($7 million after noncontrolling interests) and for the six months ended June 30, 2018, includes a favorable adjustment of $43 million ($23 million after noncontrolling interests) each related to an uncertain tax position recorded by Diamond Offshore at year-end 2017.

Loews Corporation and Subsidiaries

Consolidated Financial Review

	June 30,
	Three Months		Six Months
(In millions, except per share data)	2019	2018	2019	2018
Revenues:
Insurance premiums	$1,824	$1,815	$3,627	$3,600
Net investment income	551	551	1,208	1,057
Investment gains (losses)	2	(3)	33	6
Operating revenues and other (a)	1,246	1,227	2,512	2,508

Total	3,623	3,590	7,380	7,171

Expenses:
Insurance claims and policyholders’ benefits (b)	1,352	1,327	2,709	2,666
Operating expenses and other (c) (d)	1,996	1,956	3,888	3,793

Total	3,348	3,283	6,597	6,459

Income before income tax	275	307	783	712
Income tax expense (e)	(50)	(59)	(162)	(84)

Net income	225	248	621	628
Amounts attributable to noncontrolling interests	24	(18)	22	(105)

Net income attributable to Loews Corporation	$249	$230	$643	$523

Net income per share attributable to Loews
Corporation	$0.82	$0.72	$2.09	$1.61

Weighted average number of shares	304.54	319.78	307.44	324.23

(a)	Includes settlement proceeds of $26 million ($19 million after tax) related to a customer bankruptcy for the three and six months ended June 30, 2019.
(b)

Includes a gain of $14 million and $15 million (each $10 million after tax and noncontrolling interests) for the three months ended June 30, 2019 and 2018 and a gain of $36 million ($26 million after tax and noncontrolling interests) and a loss of $25 million ($18 million after tax and noncontrolling interests) for the six months ended June 30, 2019 and 2018 related to the 2010 retroactive reinsurance agreement to cede CNA’s legacy asbestos and environmental pollution liabilities.

(c)	Includes a loss of $21 million ($15 million after tax and noncontrolling interests) on the early redemption of debt for the three and six months ended June 30, 2019.
(d)	Includes asset impairment charges of $27 million ($12 million after tax and noncontrolling interests) for the three and six months ended June 30, 2018.
(e)

For the three and six months ended June 30, 2019, includes a favorable adjustment of $14 million ($7 million after noncontrolling interests) and for the six months ended June 30, 2018, includes a favorable adjustment of $43 million ($23 million after noncontrolling interests) each related to an uncertain tax position recorded by Diamond Offshore at year-end 2017.